Exhibit 99.1

January 20, 2022 For Immediate Release

Press Release

Heartland Express, Inc. Reports Fourth Quarter and Annual Financial Results which includes All-Time Record High Annual Earnings Per Share

NORTH LIBERTY, IOWA - January 20, 2022 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2021.

Three months ended December 31, 2021:
•Net Income of $20.3 million and Basic Earnings per Share of $0.26,
•Operating Revenue of $148.1 million,
•Operating Income of $26.5 million, an 11.5% increase over 2020,
•Operating Ratio of 82.1% and 79.2% Non-GAAP Adjusted Operating Ratio(1),
•Cash balance of $157.7 million and a Debt-Free Balance Sheet,

Twelve months ended December 31, 2021:
•Net Income of $79.3 million, Basic Earnings per Share of $1.00 (an all-time record),
•Operating Revenue of $607.3 million,
•Operating Income of $105.4 million, a 12.8% increase over 2020,
•Operating Ratio of 82.6% and 80.2% Non-GAAP Adjusted Operating Ratio(1),
•Our forty-fourth consecutive year with an annual operating ratio in the 80's or below,
•Stockholders' Equity of $727.1 million and Total Assets of $928.5 million.

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly and annual operating results and ongoing initiatives of the Company, "Our operating results for the three and twelve months ended December 31, 2021 continued to show the consistency of our overall business model in terms of profitability and operating efficiency. In our thirty-sixth year as a public company, we delivered our BEST annual earnings per share results of $1.00 per share, delivered an operating ratio in the low 80's, returned $46 million to our shareholders through special and regular dividends, continued to operate one of the newest fleets of tractors and trailers in our industry, repurchased $32 million of our common stock, and we continue to maintain more than $157 million of cash on hand with no debt on our balance sheet. 2021 presented us with many unique challenges and opportunities. Heartland's financial strength and discipline allowed us to take advantage of market opportunities, which are reflected in our financial results. This also allowed for higher returns to our shareholders through dividends and share repurchases while we remained focused on the highest level of service to meet our customer needs. For all of these reasons and more, we continue to be extremely proud of our drivers and our team of employees who work together to support our loyal customers and execute the vision of Heartland Express.”

Mr. Gerdin continued, “Throughout 2021, freight demand was strong and we were able to capitalize on rising freight rates and better utilization across our operating fleet. 2021 was an extremely challenging year for hiring and retaining professional drivers. We implemented creative compensation packages and driving opportunities to better attract and retain drivers. We believe this will allow us to better compete for the shrinking pool of qualified and safe professional drivers across our industry. As a result, the operating results delivered were an operating ratio of 82.1% and 79.2% Non-GAAP Adjusted Operating Ratio(1) for the three months ended December 31, 2021 and an 82.6% and 80.2% Non-GAAP Adjusted Operating Ratio(1) for the past twelve months. At the core of our operating philosophy remains a 40+ year target of a low 80's operating ratio and the results delivered in 2021 have exceeded this goal. Looking forward, we expect more of the same from the freight environment with strong demand for goods across the board in

2022. Increasing costs are expected to continue to drive increasing freight rates throughout the year. Further, we believe that the expected environment in 2022 will continue to be a challenge for supply chains but should reward carriers who operate from a strong financial position. We continue to have opportunities to further improve our consolidated operations and we believe Heartland Express is well positioned for the years ahead."

Financial Results

Heartland Express ended the fourth quarter of 2021 with operating revenues of $148.1 million, compared to $155.8 million in the fourth quarter of 2020. Operating revenues for the quarter included fuel surcharge revenues of $20.6 million compared to $13.9 million in the same period of 2020, a $6.7 million increase. Net income was $20.3 million, compared to $17.7 million in the fourth quarter of 2020, an increase of 15.1%. Basic earnings per share were $0.26 during the quarter compared to $0.22 basic earnings per share in the fourth quarter of 2020, a 18.1% increase. The Company posted an operating ratio of 82.1%, non-GAAP adjusted operating ratio(1) of 79.2%, and a 13.7% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2021 compared to 84.7%, 83.3% and 11.3%, respectively in the fourth quarter of 2020.

For the twelve month period ended December 31, 2021, operating revenues were $607.3 million, compared to $645.3 million in the same period of 2020. Operating revenues included fuel surcharge revenues of $76.1 million compared to $61.7 million in the same period of 2020, a $14.4 million increase. Net income was $79.3 million, compared to $70.8 million in the same period of 2020. Basic earnings per share were $1.00 compared to $0.87 basic earnings per share in the same period of 2020. Operating income for the twelve-month period increased $12.0 million, or 12.8%. The Company posted an operating ratio of 82.6%, non-GAAP adjusted operating ratio(1) of 80.2% and a 13.1% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2021 compared to 85.5%, 84.0% and 11.0%, respectively in 2020. Net income, basic earnings per share, and operating ratio results were aided by increased gains on disposal of property and equipment, increased freight rates, improved driver utilization, and operating margin improvements at Millis Transfer. These items were partially offset by lower miles driven as a result of the challenging driver environment.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2021, the Company had $157.7 million in cash balances, an increase of $43.9 million compared to the prior year, and no borrowings under the Company's unsecured line of credit. The Company amended its unsecured line of credit as of August 31, 2021 which reduced the available borrowing capacity from $100 million to $25 million. The Company continues to have the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants.

The Company ended the quarter with total assets of $928.5 million and stockholders' equity of $727.1 million. During the second quarter of 2021, the Company delivered an all-time record of stockholders' equity of $741.8 million, prior to a special dividend of $39.5 million declared in the third quarter of 2021. We continue to rely on our cash generated from operations and cash on our balance sheet as our main sources for future capital deployment. In addition, we maintain our line of credit for flexibility in the event there are strategic opportunities available.

Net cash flows from operations for the twelve month period ended December 31, 2021 were $123.4 million, 20.3% of operating revenues. The primary use of cash during the twelve month period ended December 31, 2021 was $45.9 million for special and regular dividends, $32.0 million for repurchases of shares of our common stock, and $2.5 million for net property and equipment transactions.

The average age of the Company's tractor fleet was 1.4 years as of December 31, 2021 compared to 1.7 years at December 31, 2020. The average age of the Company's trailer fleet was 3.4 years at December 31, 2021 compared to 3.7 years at December 31, 2020. We continued to refresh our fleet of revenue equipment and also focused on significant renovations and upgrades across our terminal locations to provide updated facilities and comforts for our drivers. The Company ended the past twelve months with a return on total assets of 8.4% and a 10.9% return on equity as compared to 7.5% and 10.0%, respectively in the prior year.
The Company continued its commitment to shareholders through the payment of cash dividends. Regular dividends of $0.02 per share were declared and paid during each quarter of 2021, along with a special dividend of $0.50 paid in October 2021. The Company has now paid cumulative cash dividends of $536.3 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-four consecutive quarters. During the three months ended December 31, 2021, the Company repurchased 37,759 shares of our common stock for $0.6 million and 1.8 million shares for $32.0 million during the twelve months ended December 31, 2021. The Company repurchased 0.7 million shares of our common stock during the fourth quarter of 2020 for $13.9 million and 1.5 million shares for $26.1 million during the twelve months ended December 31, 2020. The Company has repurchased 4.7 million shares of common stock for approximately $82.8 million over the past five years. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by our customers. These awards received include:

•FedEx Express - 2021 National Carrier of the Year (11 years in a row)
•FedEx Express - Platinum Service Level Award (99.99% On-Time Delivery)
•Transplace - 2020 Carrier of the Year
•Tosca - 2020 Carrier of the Year
•Unilever - Carrier Award (Asset Division)

During 2021, we were also recognized with the following environmental, operational, safety, and community service awards:

•US EPA SmartWay Excellence Award (7 of the last 9 years)
•Commercial Carrier Journal Top 250 Award (#42)
•Wreaths Across America Honor Fleet

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to our ability to attract and retain drivers, our ability to react to changing market conditions, operational improvements, progress toward our goals, future repurchases, if any, and future capital expenditures and sources of liquidity are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and updated in the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 2021. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
OPERATING REVENUE	$148,142	$155,789	$607,284	$645,262

OPERATING EXPENSES:
Salaries, wages, and benefits	$59,589	$63,904	$250,035	$269,482
Rent and purchased transportation	888	1,007	3,810	4,643
Fuel	25,378	20,648	99,597	86,094
Operations and maintenance	4,793	6,131	21,522	27,647
Operating taxes and licenses	3,250	3,732	13,595	14,962
Insurance and claims	5,655	6,196	20,826	22,229
Communications and utilities	1,035	1,191	4,447	5,281
Depreciation and amortization	25,921	28,510	104,083	109,937
Other operating expenses	5,226	6,796	21,400	26,398
Gain on disposal of property and equipment	(10,097)	(6,091)	(37,438)	(14,830)

	121,638	132,024	501,877	551,843

Operating income	26,504	23,765	105,407	93,419

Interest income	147	138	640	842

Income before income taxes	26,651	23,903	106,047	94,261

Federal and state income taxes	6,317	6,232	26,770	23,455

Net income	$20,334	$17,671	$79,277	$70,806

Earnings per share
Basic	$0.26	$0.22	$1.00	$0.87
Diluted	$0.26	$0.22	$1.00	$0.87

Weighted average shares outstanding
Basic	78,913	80,964	79,573	81,388
Diluted	78,937	81,016	79,612	81,444

Dividends declared per share	$0.02	$0.02	$0.58	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$157,742	$113,852
Trade receivables, net	52,812	55,577
Prepaid tires	9,168	8,241
Other current assets	9,406	15,342
Income tax receivable	4,095	—
Total current assets	233,223	193,012

PROPERTY AND EQUIPMENT	710,760	779,360
Less accumulated depreciation	222,845	240,080
	487,915	539,280
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	22,355	24,746
OTHER ASSETS	16,754	17,679
DEFERRED INCOME TAXES, NET	—	8,164
	$928,542	$951,176
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$20,538	$12,751
Compensation and benefits	21,411	22,422
Insurance accruals	15,677	15,837
Other accruals	13,968	18,557
Income taxes payable	—	1,475
Total current liabilities	71,594	71,042
LONG-TERM LIABILITIES
Income taxes payable	5,491	5,801
Deferred income taxes, net	89,971	104,004
Insurance accruals less current portion	34,384	45,995
Total long-term liabilities	129,846	155,800
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2021 and 2020; outstanding 78,923 and 80,653 in 2021 and 2020, respectively	$907	$907
Additional paid-in capital	4,141	4,330
Retained earnings	924,375	890,970
Treasury stock, at cost; 11,766 and 10,036 shares in 2021 and 2020, respectively	(202,321)	(171,873)
	727,102	724,334
	$928,542	$951,176

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$148,142	$155,789	$607,284	$645,262
Less: Fuel surcharge revenue (non-GAAP)	20,572	13,868	76,116	61,725
Operating revenue excluding fuel surcharge revenue	127,570	141,921	531,168	583,537

Operating expenses	121,638	132,024	501,877	551,843
Less: Fuel surcharge revenue (non-GAAP)	20,572	13,868	76,116	61,725
Adjusted operating expenses	101,066	118,156	425,761	490,118

Operating income	$26,504	$23,765	$105,407	$93,419
Operating ratio	82.1%	84.7%	82.6%	85.5%
Adjusted operating ratio (non-GAAP)	79.2%	83.3%	80.2%	84.0%

(a) Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.